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                                                                   EXHIBIT 10(A)

January 9, 2006

Mr. Paul J. Kaleta
1918 Red Brush Court
Wichita, KS 67206

Dear Paul:

On behalf of the Board of Directors, I am pleased to offer you employment as Corporate Senior Vice President, General Counsel and Corporate Secretary for Sierra Pacific Resources and its subsidiaries. You will be a senior officer of the corporation and your work location will be at Sierra Pacific-Nevada Power headquarters in Las Vegas, Nevada. You will report directly to me in this position and it is my expectation that you will assume your duties as soon as possible. Your job will involve business travel, especially within Nevada and the Western U.S.

Your starting base salary in this position will be $300,000. You will also be eligible to participate in the annual cash Short Term Incentive Plan (STIP) at 45% (target) of your base salary. Payment of the Short Term Incentive is at the discretion of the Board of Directors and is based on corporate, business unit and personal performance. Actual payout may vary from 0%-150% of target. Your participation in this program will begin in February 2006, and you will be eligible for a guaranteed minimum payout of $135,000 for the 2006 plan year, payable in March of 2007 provided that you are still an employee of Sierra Pacific Resources.

Long-term incentives for this position are delivered in accordance with the plan approved by the shareholders and administered by the Board of Directors. At the February 2006 meeting of the Compensation Committee of the Board of Directors, the group will determine the mix of Performance Shares, Restricted Stock or NQSO's that will be extended to you as 2006 long-term incentives. Vesting for long-term incentives is generally accomplished over a three year period, though the Board of Directors may accelerate this time frame if they believe that performance warrants it. For your position, the 2006 long-term incentive is targeted at 75% of your base salary, or $225,000. In addition to your 2006 long-term incentive grant, you will be granted pro-rated (1/3) participation in the 2004 Performance Based Restricted Stock Plan which is valued at $75,000, pro-rated (2/3) participation in the grants of 2005 Performance Shares and "Special" Performance Shares valued at $125,000, and pro-rated 2/3 participation in NQSO options (8,224 options) and "Special" nonqualified stock options (2,112 options) which were also part of the 2005 Long Term Incentive program. Details on these plans will be provided to you on your reporting date at Sierra Pacific Resources.

As a special inducement for you to join SPR, we are also offering you the following incentives. A one-time cash bonus of $65,000, gross amount before taxes, will be extended to you in your first paycheck. In addition, you will receive a special stock option grant of 30,000 Non-Qualified Stock Options at a strike price to be set based on the closing stock price on the day you accept this

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offer by signing it and informing me that you have done so. These options will vest after one year or upon a change in control if such an event were to occur prior to that time.

As a Corporate Senior Vice President, you will be expected to achieve and maintain one and a half times your annual compensation in SPR stock. You will have five years to achieve this level. (Restricted stock grants count toward meeting the requirement.)

In addition to the benefits described above, in the event that you are terminated within your first two years of employment for reasons other than (1) reasons relating to moral turpitude, (2) conviction of any crime amounting to a felony, or (3) on your own volition and without actually being requested to resign by the Board, you will be eligible to receive one year's base pay plus target (STIP) incentive, within thirty days of termination. This payment shall be conditioned on the execution of appropriate releases in favor of the Company for any and all claims connected with or arising out of your employment or termination and will require continued maintenance of confidential and proprietary information, a non-compete for one year, and agreement not to disparage the Company, its Board of Directors or management. This payment will not be made if you otherwise receive any other severance, disability or retirement payments from the Company, including a change in control plan payment.

You will be eligible for the normal Sierra Pacific Resources senior officer Change in Control agreement that has been put in place for company senior officers by the Board of Directors.

You will also be eligible to participate in the Company's Supplemental Executive Retirement Plan (SERP). In the event of a change in control prior to SERP vesting, your total SERP benefit will be as determined under the provisions of your change in control agreement, but will not be less than the SERP benefit that you would have been eligible for based on five years of service.

The Company will also provide you with executive life insurance coverage of $400,000. This will be in addition to a $1,000,000 travel and accident policy in the event that you die while traveling on Company business. In addition, the company will provide group term life insurance for you equivalent to 1.5 times your annual salary.

You will be eligible for all regular employee benefits including a 401k plan that matches employee contributions dollar for dollar up to 6% (subject to federal limits) and SPR's Deferred Compensation Plan. You will receive a perquisite allowance of $12,000 to cover expenses such as a car, tax preparation and the like. We are in the process of developing a policy to extend certain club memberships to senior officers and should have it finalized in January 2006. You will receive Paid Time Off (PTO) based on 24 years of professional work experience. Your annual paid time off allowance beginning in 2006 will be
32.92 days, plus 9 paid holidays. You will be on SPR's regular PTO accrual schedule for additional days based on company service.

Upon your acceptance of this offer, we will provide you with a comprehensive relocation package through Cendant Mobility, a copy of which is already in your possession. Imbedded in the Cendant policy is a miscellaneous expense allowance of $25,000, or one month's pay. As we discussed at our meeting on January 5, the Company will gross up your relocation expenses for tax purposes. We estimate that this gross up will total $32,000. We also agreed that the Company would pay for additional temporary living in Las Vegas and reasonable travel between Wichita and Las Vegas until the end of the school year. In addition, as part of our policy to account for area cost of living

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differentials between Wichita and Las Vegas and consistent with our telephone conversation on January 6, you will receive an additional lump sum payment of $78,000. The relocation payments noted above and your signing bonus of $65,000 represents a not-to-exceed total of $200,000. If you should decide to voluntarily terminate your employment within two years of your hire date, the cost of your relocation must be reimbursed to SPR on a pro-rata basis.

As is Sierra's policy, all offers are contingent upon successful completion of a drug screening test and background check prior to your reporting date. A Human Resources Business Partner will contact you to arrange for the drug screening at a lab close to your home.

To ensure compliance with the Immigration Reform and Control Act of 1986, it will be necessary for you to bring with you documentation that establishes identity and proof of U.S. Citizenship on your first day of work. This could include a copy of your birth certificate, driver's license or social security card.

This letter should not be construed as a promise or guarantee of future employment. Sierra Pacific Resources is an at-will employer, excluding represented employees covered under a Collective Bargaining Agreement. Employment can be terminated, with or without cause and with or without notice, at any time, at the option of the Company or yourself. It is intended that all of the terms and conditions of employment identified in this offer letter are all-inclusive.

The position you are being offered is one of trust and confidence. In accepting the position you are agreeing that, in addition to any other limitation and regardless of the circumstances or any future limitation of your employment, you will not communicate to any other person, firm or other entity any knowledge relating to documents, transactions or any other confidential knowledge which you may acquire with respect to the business of Sierra Pacific Resources or any of its affiliated companies.

Please sign this offer letter below to signify your acceptance and return it to me at your earliest convenience. If you have any questions about elements of this offer, please call me.

Paul, on behalf of the Board and senior officers of the company, I am excited about the prospect of your joining the Sierra Pacific team. We believe, with your leadership, expertise, and dedication that we will accomplish great results for our shareholders, customers, employees and the communities that we serve.

Sincerely,


                                                             Accepted:

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                                                    Paul J. Kaleta

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